Exhibit 10.5

SHARE SALE COMMITMENT AGREEMENT CONDITIONAL

ON FAVOURABLE DUE DILIGENCE

Madrid, August 28, 2024

PRESENT

Mr. Lin Fufei, of legal age, with N.I.E. X6770466W, domiciled in c. Playa de Formentor, 26PB Boadilla del Monte, Madrid.

Mr. Shengli Chen Pen, of legal age, with D.N.L. 50774475C, married under separate property regime, domiciled in calle jazmin 28, Pozuelo (Madrid).

Mr. Francisco Javier Zorrilla Lozano, of legal age, with D.N.I. 26471040H, married under separate property regime, domiciled in Calle Fermín Palma Ia 6A, Jaen.

INTERVENING

The first party ：in representation and on behalf, as the sole administrator of AIGOLEO LIMITED, with CIF 1735254, a company of HONG KONG nationality, with registered office at Room 1, 16/F, Empress Plaza 17-19 Chatham Road South Tsim Sha Tsui, KL, Hong Kong, hereinafter referred to as (THE FUTURE BUYER).

The second party and the third party: in their own name and right, hereinafter referred to as (THE FUTURE SELLER).

Mutually recognizing their sufficient capacity to carry out this act.

RECITALS

I. Mr. SHENGLI CHEN PEN is the owner in full dominion of 2114 (70%) of the shareholdings, from number 1 to number 2114, with a nominal value of 330 euros each, totaling Six Hundred Ninety-Seven Thousand Six Hundred Twenty euros (697,620.00 euros), of the commercial entity “ARTECONFORT HOTELES S.L.”, CIF B 87621975, with registered office at Valdemoro, calle Homero 30 Block 1, door l, established for an indefinite period, by public deed granted before Notary D Juan Gil de Antuiano Fernandez Montes, on August 1, 2016, and registered with the number 1510 of its protocol, registered in the Madrid Mercantile Registry.

Mr. JAVIER ZORRILLA LOZANO is the owner in full dominion of 906 (30%) of the shareholdings, from number 2115 to number 3020, with a nominal value of 330 euros each, totaling Two Hundred Ninety-Eight Thousand Nine Hundred Eighty euros (298,980.00 euros), of the commercial entity “ARTECONFORT HOTELES S.L.”, CIF B 87621975, with registered office at Valdemoro, calle Homero 30 Block 1, door I, established for an indefinite period, by public deed granted before Notary D Juan Gil de Antuiano Fernandez Montes, on August 1, 2016, and registered with the number 1510 of its protocol, registered in the Madrid Mercantile Registry.

II. They both are owners and represent the total social capital.

III. Messrs. Shengli and Zorrilla intend to sell the aforementioned shareholdings, the entirety of the company, and AIGOLEO LIMITED intends to acquire them, based on the following TERMS AND CONDITIONS.

TERMS AND CONDITIONS

FIRST. That both parties set the price of the total shareholdings to be established in the future sale and purchase of the company at EIGHT MILLION EUROS (8,000,000.00 euros), of which 5,500,000 are fixed and two payments of 1,250,000 are set for December 1, 2025, and February 28, 2027, subject to the fulfillment of the estimated benefits for 2025 and 2026, as established in stipulation fifth B.2 (form of payment), along with the variable price described below in stipulation SIXTH.

SECOND. During the period between the initial entry agreed upon, simultaneous to the signing of this document, and the formalization of the public deed of sale and purchase of the shareholdings, set for the next month of December 2024, the buyers will have access to all accounting and operational documentation of the company, for the purpose of carrying out the corresponding due diligence by the buyer.

THIRD. The future sellers commit to not carry out any operation that implies a burden or charge on the shareholdings object of this document and that the company does not carry out any operation that implies a decrease or deterioration in net assets, except for those of the activity carried out and that in no case imply an amount superior to 10%, from this moment until the transmission of the shareholdings. In the same sense, the owners of the shareholdings declare that there are no burdens and charges on them, being able to dispose of them with total freedom and discretion.

FOURTH. The operation projected to be carried out is configured as the sale of the company, encompassing the sale of 100% of the company’s social capital. Therefore, the sellers will act jointly and be obliged to sell the totality of the shareholdings. Similarly, the buyer will be obliged to purchase 100% of the shareholdings and will not be able to exercise the purchase with respect to a percentage lower than 100%.

Termination clause ：This contract is subject to the favorable due diligence that the buyer’s party will carry out. In such a way that if the due diligence is not favorable at the discretion of the buyer’s advisors in charge of carrying it out, this contract will be automatically resolved with the return, within 7 days, to the buyer’s party of the amounts delivered indicated in point Fifth A (500,000/five hundred thousand euros, 500,000 euros). None of the parties will assume any responsibility in this case.

It will be considered as objective criteria for the due diligence not to be favorable and, consequently, for this contract to be resolved in full right with the return of the deposit of 500,000 euros, as detailed below:

(i) Deviation of 10% in any of the items of assets and liabilities in the balance sheets of the company closed in 2023 and provisional to June 2024 that are attached to this document, provided that the sum of all variations does not exceed 1.5% of the total liabilities or assets.

(ii) In particular, regarding the inventories of the company accounted for in the provisional balance as of December 31, 2023, in the amount of 3,299,857 euros, detailed in Annex 1, that there is an unadjusted discrepancy verified by the buyer in the due diligence phase, which reduces the inventories by 5% of the accounted value (attached to this document is the relationship of items that conform to the complete stock of inventories).

(iii) INTERCOMPANY TRANSACTIONS WITHIN THE GROUP: In the case of existing intercompany operations, it will lead to the termination of the contract due to unfavorable due diligence findings, if they are not declared to the Tax Agency in the corresponding tax model, if the transactions are not valued at market value, or if the volume of intercompany purchases or sales exceeds 10% of the total sales or purchases recorded in the P&L for the periods ended December 31, 2023, and June 30, 2024,detailed in Annex 2.

(iv) Accounts Receivable: In the company’s accounts receivable as of the close of December 2023 and June 30, 2024, if customers have not paid invoices for more than 45 days past due, and the overdue amount exceeds 5% of the company’s total accounts receivable, it will constitute a reason for adverse due diligence.

(v) OWNERSHIP OF SIGNIFICANT ASSETS ON THE BALANCE SHEET: The absence of ownership or title to material assets defined as assets with a book value exceeding €200,000 listed in the balance sheet will result in the termination of the contract.

(vi) PATENTS AND TRADEMARKS. In particular, it will lead to the termination if the ownership of the EU or Spanish trademarks that are exposed below is not maintained:

●	Trademark Arteconfort and registered logo in Europe and China.

●	Registration of utility models of various retractable fan models, at the Spanish Patent and Trademark Office.

●	Registration of Design of numerous solar lighting equipment for Garden and fans.

(vii) INFRINGEMENTS, SANCTIONS, JUDICIAL AND ADMINISTRATIVE PROCEEDINGS OF ALL KINDS. It will be a cause for an unfavorable declaration if there are administrative inspection procedures of labor or tax that are being processed on the date (unless the buyer considers that they are not transcendental). It will also be a cause for an unfavorable declaration of due diligence, the existence of a judicial process in civil or commercial proceedings whose amount is superior to 200,000 euros, or a criminal process followed against the company regardless of the state in which it is currently found, and the penalty or compensation that may be of interest in their case.

(vii) That the company’s partners unduly detract from the expected benefit of the 2024 financial year. The Seller’s shareholders are hereby notified that if payment for the sale occurs after 31 December 2024 (but before 28 February 2025), no withdrawal or collection of profits can be made in respect of the 2024 financial year.

The Seller will not penalise the Purchaser if due diligence is not passed and the purchase does not proceed for this reason.

FIFTH. The payment schedule set for the initial deposit and, if applicable, the remaining price payments will be as follows:

A) FIVE HUNDRED THOUSAND EUROS (500,000.00 euros) by bank transfer or checks, one for 350,000.00 euros that will be delivered to Mr. Shengli and another for 150,000.00 euros to Mr. Zorrilla, as a deposit delivered by AIGOLEO LIMITED, which will form part of the price if the due diligence is favorable. At this point, the Due Diligence will begin, until the end of November 2024, with the possibility of the buyer’s personnel entering to analyze and study all the operations of the company, participating in all meetings, although without executive power.

B) After the maximum period of Due Diligence, set for November 30, 2024, and with a favorable result according to the criteria mentioned earlier, the buyer will be obliged to purchase the company under the terms agreed in this document, or lose the deposit of FIVE HUNDRED THOUSAND EUROS (500,000 euros), in the event that the due diligence is favorable and the company is not finally purchased. In the same way, by November 30, 2024, in the event of favorable due diligence, if the sellers are not willing to sell without justified cause, they must return the FIVE HUNDRED THOUSAND EUROS (500,000 euros) deposit, plus another FIVE HUNDRED THOUSAND EUROS (500,000 euros) penalty.

The rest of the price will be made through the following payments:

FIVE MILLION on the same date of the grant of the deed, which will take place before December 14, 2024, through bank transfers or checks that will be delivered to the sellers in the proportions corresponding to each seller. If, by the date of the sale and purchase deed, the buyer is not able to make the payment of the 5 million euros, as an alternative, the parties will grant the sale and purchase deed establishing a suspensive condition consisting of making the payment of the 5 million euros before February 28, 2025, where the buyer cannot exercise political rights, cannot appoint an administrative body, nor can they exercise any power in the company. Once the payment of 5 million euros is made within the established period, the suspensive condition will be considered fulfilled, the sale and purchase will have full legal effect, and all the previously restricted political rights will be held. If the additional period of February 28 passes without the payment of the 5 million euros being made, the sale and purchase will be void.

In the event that the payment of the 5 million euros, scheduled for the day of the deed signing before December 14, is not made, in addition to the application of the suspensive condition and the postponement of the paragraph above, a 10% ANNUAL interest will be applied during the deferral of the 2 months, ending this period on February 28, 2025.

In the event that the buyer does not sign the sale and purchase within that period, they will lose 500,000 euros in concept of conventional penalty. And if the seller is the one who fails to fulfill their obligation to sell, they must return the aforementioned amount doubled.

B.1) ONE MILLION TWO HUNDRED FIFTY THOUSAND EUROS (1,250,000.00 euros), due on December 1, 2025, will be paid to the sellers in proportion to their respective shares through bank checks or transfers. This payment will be adjusted based on the shortfall from the expected profit of 2 million euros for 2025. Both this payment and the subsequent payment in February 2027 will be secured by a pledge of 50% of the company’s shares, which must be completed within three months, with an annual interest rate of 10%.

B.2) ONE MILLION TWO HUNDRED FIFTY THOUSAND EUROS (1,250,000.00 euros), due on February 28, 2027, is contingent upon the company achieving expected profits (before tax) of 2 million euros for both 2025 and 2026; otherwise, this payment will be reduced proportionally. This amount will be paid to the sellers in proportion through bank checks or transfers. The sellers guarantee the continuous development and performance of the company over the next two years, tying the final payments of 1.25 million euros and 1.25 million euros to the achievement of 2 million euros in profits for each of the years 2025 and 2026, respectively. The deferred payments must not exceed two months, with an annual interest rate of 10%. If the payment is postponed to December 1, 2025, the sellers will release the initially pledged 25% of the shares, leaving only 25% of the company’s shares pledged.

SIXTH. MINIMUM EXPECTED PROFIT AND GUARANTEE OF THE SELLERS.

●	PROFIT IN 2024

The Parties agree to a variable adjustment of the established price, by 1 March 2025, the Buyer will pay the Seller the portion of the pre-tax profit obtained by ARTECONFORT HOTEL S.L. in the 2024 financial year that exceeds one million and a half million euros (EUR 1,500,000.00). If the profit obtained exceeds three million euros (EUR 3,000,000.00), the portion in excess of this amount will be distributed at 50 per cent.

●	EXPECTED PROFIT OF 2,000,000 EUROS IN 2025 AND OF 2,000,000 EUROS IN 2026

A)	The second and third payments, indicated for December 1, 2025, and for February 28, 2027, respectively, of 1.25 million euros each, guarantee the expected benefits the sellers state will be achieved in the company to be transferred, 2 million euros in 2025 and 2 million euros in 2026, so that the buyer, subject to this amount and as a maximum, will make a compensation if these benefits do not occur as expected and projected by the parties.

B)	Likewise, by March 1, 2026, the buyer will pay the sellers the profit obtained that exceeds TWO MILLION EUROS (2,000,000.00 euros) up to 2.6 million euros by the company ARTECONFORT HOTELS S.L. in the 2025 financial year, before Corporate Tax, profits in excess of will be shared by the buyer and seller at 50%. It cannot be delayed for more than 3 months, and during which a 10% ANNUAL interest will be applied. In this case, the sellers, if the indicated profit is not reached, the guarantee established in the previous paragraph will be applied (point A).

C)	Finally, by February 28, 2027, the buyer will pay the sellers the profit obtained that exceeds TWO MILLION EUROS (2,000,000.00 euros) up to 2.6 million euros by the company ARTECONFORT HOTELS S.L. in the 2025 financial year, before Corporate Tax, profits in excess of will be shared by the buyer and seller at 50%. It cannot be delayed for more than 3 months, and during which a 10% ANNUAL interest will be applied. In this case, the sellers, if the indicated profit is not reached, the guarantee established as (point A) will be applied, deducting the amount of the last payment.

GUARANTEE OF RESULTS

For both hypotheses to materialize, the Buyer will have the right to maintain Mr. Zorrilla as General Manager of the company, at least, until December 31, 2026, agreeing on the conditions of permanence. The buyer undertakes to maintain the current structure and not to make any investment that implies a decrease in profit for the financial years 2025 and 2026.

This variable price is independent of the payment of the fixed price established in the FIFTH stipulation Points B which in any case will remain unaltered, it is possible to vary the payment established in the FIFTH clause in points B.1 and B.2 as explained in point A of the SIXTH clause.

SEVENTH. It is established as a guarantee for the payment of the obligations reflected in points B), B.1) and B.2) of the FIFTH stipulation, the pledge of the shareholdings subject of transmission, which will be detailed in the transmission deed and will be in force until the liquidation of the aforementioned payments. The pledge will be on 50% of the transmitted shareholdings, with a reduction to 25% in the event that the payment due on December 1, 2025, is made.

EIGHTH. The Sellers declare that they have fulfilled the legal obligations of communication to the company and the right of first refusal of the partners to represent the total social capital and are authorized to transmit the aforementioned shareholdings.

NINTH. The Sellers declare that, to the date of this agreement, there are no disputes over the assets, deposits, accounts receivable, registered trademarks, patents, and other assets presented by Arteconfort as reflected in the audit report signed by an independent company on July 15, 2024. All these aspects can be verified by the buyer’s personnel who will be incorporated into ARTECONFORT HOTEL S.L. during the Due Diligence process and will have unlimited access to all files and documentation.

To the date of this agreement, Arteconfort has exclusive ownership or the right to use intangible assets, such as trade marks, marks, and patents used in the last five years, and these rights are not affected by changes in the partners of Arteconfort.

The financial data to be provided by Arteconfort are true, accurate, and complete, and there are no undisclosed liabilities exceeding 10,000.00 euros.

To the date of this agreement, Arteconfort has no pending litigation, tax sanctions, compensations, guarantees, and other obligations exceeding 50,000.00 euros and that the sellers will take charge of all sanctions and/or taxes generated by the company prior to the purchase date, even if they are communicated later.

TENTH. Non-competition clause to be established in the sale and purchase of shareholdings: for five years following the date of this agreement, the sellers or their close relatives may not participate in similar or related businesses with Arteconfort, may not sell products with the Arteconfort brand, and may not operate businesses that harm the interests of Arteconfort. Specifically, they may not sell for 5 years any product currently marketed by Arteconfort or their families, determined at the signing of this contract for all types of ceiling fans and garden solar lighting. In the event of non-compliance with this condition, a penalty of 2,000,000 will be incurred, which each of the sellers will be obliged to pay. For these purposes, the buyer declares to know the companies in which the sellers currently participate and carry out their activities, without any of them being considered competition.

Similarly, the buyer, in the event that the sale and purchase deed is not materialized, undertakes, once the Due Diligence has begun, not to carry out, directly or indirectly, operations with the same products with the current customers of Arteconfort in the next ten years, specifically not being able to sell garden solar lighting or ceiling fans, in a physical presence in commercial centers located in Spain of Leroy Merlin, Conforama, Bauhaus, Bricor or El Corte Inglés, establishing a penalty equal to that agreed in the previous paragraph for such a hypothetical case.

ELEVENTH. Declarations and Warranties of the Seller

The Seller warrants to the Buyer that as of the date of this Contract, the statements and warranties contained in Annex 3 (the “Representations and Warranties”) are true, complete, and accurate, without omitting any fact or circumstance that alters, restricts, or conditions their content and scope.

Acknowledging expressly that the Representations and Warranties represent the basis on which the Buyer has decided to enter into this Contract and execute the operation contemplated therein, the seller undertakes to indemnify the Buyer and the Company for any damage suffered due to the lack of truthfulness, accuracy, or integrity in the terms and conditions provided in this Contract.

Each of the Seller’s Representations and Warranties shall be considered an independent declaration and warranty (unless expressly otherwise provided) and shall not be limited or restricted by, or inferred from, the terms of any other representation and warranty or any other term of the Contract.

None of the Representations and Warranties, nor the Buyer’s rights to claim for breach of such Representations and Warranties, shall be considered waived, qualified, limited, or affected by any actual or imputed knowledge to the Buyer, including any knowledge resulting from an investigation or review carried out by or on behalf of the Buyer.

The Parties agree that the Representations and Warranties given by the Seller have the nature of personal contractual obligations with the scope provided in Article 1.091 of the Civil Code.

And as evidence of conformity, the parties sign in duplicate at the place and date of the heading.